Exhibit 99.1

News Release

Wabtec Reports 4Q Results, Including Strong Cash Flow; Issues 2019 Financial Guidance

WILMERDING, PA, Feb. 25, 2019 – Wabtec Corporation (NYSE: WAB) today reported results for its 2018 fourth quarter, including strong cash flow, and issued 2019 financial guidance. The company also announced the completion of its merger with GE Transportation today, and said it has been notified that it will now be included in the S&P 500 Index.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “We are pleased that we finished the year as we expected and generated very strong cash flow from operations in the fourth quarter. The rebound in the freight cycle continued to drive revenue growth in our Freight Segment, and we saw strong sales growth in our Transit Segment. Heading into 2019, we expect to see revenue growth in both segments, as we continue to focus on driving margin expansion and cash generation.

“With the completion of our merger with GE Transportation, we are confident the company will drive improved growth and performance in 2019 and beyond by leveraging our more diversified business mix, global scale, and highly innovative technologies. As we integrate and capitalize on the strengths of both companies, we look forward to demonstrating the benefits of the merger to all of our stakeholders: customers, shareholders, employees and suppliers.”

2018 Financial Summary

In the fourth quarter of 2018, Wabtec had cash from operations of $277 million, sales of $1.1 billion and GAAP earnings per diluted share of 36 cents. Excluding expenses for the GE Transportation merger, restructuring actions, litigation and pension settlements, and the effects of tax law changes in India (see reconciliation table below), the company had adjusted earnings per diluted share of 97 cents. The results also included a negative effect from changes in foreign currency exchange rates of 3 cents per diluted share.

For the full year of 2018, Wabtec had cash from operations of $315 million, sales of $4.4 billion and GAAP earnings per diluted share of $3.05. Excluding the items mentioned above and the effects of U.S. tax law changes (see reconciliation table below), the company had adjusted earnings per diluted share of $3.81.

2019 Financial Guidance and Pro Forma Financial Information

Wabtec’s GAAP financial guidance for 2019 is: Sales of about $8.4 billion, income from operations of about $900 million and earnings per diluted share of between $3.00-$3.20. Wabtec’s guidance for EBITDA, which Wabtec defines as income from operations plus depreciation and amortization, is about $1.3 billion.

Wabtec’s adjusted financial guidance for 2019 is: Sales of about $8.4 billion, adjusted EBITDA of about $1.6 billion, adjusted income from operations of about $1.2 billion and adjusted earnings per diluted share of between $4.00-$4.20. The adjusted guidance excludes estimated expenses for the GE Transportation merger for one-time transaction costs, one-time purchase price accounting charges, and non-cash accounting policy harmonization. Excluding these expenses, the company’s adjusted operating margin target for the full year is about 14 percent and its effective tax rate for the full year is expected to be about 24 percent. For the year, Wabtec expects adjusted cash flow from operations to exceed adjusted net income.

Following is pro forma financial information assuming a full year of GE Transportation’s results and excluding estimated expenses for the GE Transportation merger for one-time transaction costs, all purchase price accounting charges and non-cash accounting policy harmonization: Sales of about $9.2 billion, adjusted EBITDA of about $1.7 billion and adjusted income from operations of about $1.4 billion.

News Release

2018 Fourth Quarter Consolidated Results

•
Sales were $1.1 billion, a 4 percent increase compared to the year-ago quarter. The increase was driven by organic sales growth of $47 million and sales from acquisitions of $28 million which more than offset a negative effect from changes in foreign currency exchange rates of $33 million.

•
Income from operations was $93 million and operating margin was 8.4 percent including expenses of $47 million as follows: $31 million for restructuring actions, $7 million for the GE Transportation merger, $7 million for a litigation settlement and $2 million for India tax law changes. Excluding these expenses, the company’s adjusted operating margin was 12.6 percent, slightly lower than expected mainly due to higher transit project costs.

•	Net interest expense was $36 million, including expenses of $15 million related to the GE Transportation merger.
•	Other income was $0.4 million compared to other income of $4 million in the year-ago quarter. The change was primarily due to a $3 million expense for a U.K. pension settlement.
•	Income tax expense was $23 million for an effective tax rate of 39.4 percent. Excluding the impact of restructuring items, the effective tax rate was 22.5 percent.
•
GAAP earnings per diluted share were 36 cents including the following: expenses of 35 cents per diluted share for restructuring actions, 17 cents per diluted share for the GE Transportation merger, 5 cents per diluted share for a litigation settlement, 2 cents per diluted share for a U.K. pension settlement and 2 cents per diluted share for the India tax law change. Excluding these items (see reconciliation table below), adjusted earnings per diluted share were 97 cents. The results also included a negative effect from changes in foreign currency exchange rates of 3 cents per diluted share.

2018 Fourth Quarter Segment Results

•
In the Freight segment, sales increased 5 percent and income from operations increased 4 percent compared to the year-ago quarter. The sales increase was driven by organic growth of $16 million and sales from acquisitions of $6 million which more than offset a negative effect from changes in foreign currency exchange rates of $5 million. Income from operations was $71 million, or 18.8 percent of sales.

•
In the Transit segment, sales increased 4 percent and income from operations increased 25 percent compared to the year-ago quarter. The sales increase was driven by organic growth of $30 million and sales from acquisitions of $22 million which more than offset a negative effect from changes in foreign currency exchange rates of $27 million. Adjusted income from operations was $74 million, or 10 percent of sales, excluding expenses for restructuring of $32 million.

2018 Fourth Quarter Cash From Operations and Backlog

•
Cash from operations was $277 million for the fourth quarter, the highest quarter of the year, due in part to a reduction in working capital. At Dec. 31, the company had cash of $581 million, restricted cash of $1.8 billion and debt of $3.9 billion.

•	At Dec. 31, the company’s 12-month backlog increased 12 percent to $2.5 billion. Its total, multi-year backlog decreased slightly to $4.5 billion.

2018 Full Year Consolidated Results

•
Sales were $4.4 billion, a 12 percent increase compared to the prior year. The increase was driven by organic sales growth of $285 million, sales from acquisitions of $135 million and a positive effect from changes in foreign currency exchange rates of $62 million.

•
Income from operations was $473 million and operating margin was 10.8 percent including expenses of $75 million as follows: $38 million for restructuring actions, $23 million for the GE Transportation merger, $7 million for a litigation settlement and $7 million for India tax law changes. Excluding these expenses, the company’s adjusted operating margin was 12.6 percent, slightly lower than expected mainly due to higher transit project costs.

News Release

•	Net interest expense was $112 million, including expenses of $29 million related to the GE Transportation merger.
•	Other income was $6 million compared to $9 million the prior year. The decrease was primarily due to a $3 million expense for a U.K. pension settlement.
•
Income tax expense was $76 million for an effective tax rate of 20.6 percent. Excluding the impact of the items noted in the reconciliation table, including a benefit related to the 2017 U.S. tax law change, the effective tax rate was 23.2 percent.

•
GAAP earnings per diluted share was $3.05 including the following expenses: 40 cents per diluted share for restructuring actions, 42 cents per diluted share for the GE Transportation merger, 5 cents per diluted share for a litigation settlement, 2 cents per diluted share for a U.K. pension settlement and 6 cents per diluted share for the India tax law change. Also included was a benefit of 20 cents per diluted share for the U.S. tax law change. Excluding these items (see reconciliation table), adjusted earnings per diluted share were $3.81.

2018 Full Year Segment Results

•
In the Freight segment, sales increased 12 percent and income from operations increased 15 percent compared to 2017. The sales increase was driven by organic growth of $118 million and sales from acquisitions of $51 million which more than offset a negative effect from changes in foreign currency exchange rates of $1 million. Adjusted income from operations was $308 million, or 19.7 percent of sales, excluding expenses for restructuring of $3 million.

•
In the Transit segment, sales increased 13 percent and income from operations increased 21 percent compared to 2017. The sales increase was driven by organic growth of $167 million, sales from acquisitions of $84 million and a positive effect from changes in foreign currency exchange rates of $63 million. Adjusted income from operations was $269 million, or 9.6 percent of sales, excluding expenses for restructuring of $41 million.

Conference Call Information

Wabtec will host a call with analysts and investors at 8:30 a.m., ET, today. To listen via webcast, go to the existing Wabtec website at www.wabtec.com and click on “Webcasts” in the “Investor Relations” section. You can also listen to the webcast by going to Wabtec’s new website at www.WabtecCorp.com and clicking on “Events & Presentations” in the “Investor Relations” section. Also, an audio replay of the call will be available by calling 412-317-0088 (passcode: 466#).

To view a copy of the presentation that will be discussed during today’s call, click on the “Press Releases” tab under “About Us” and click on the press release titled “Wabtec Reports 4Q Results.” The presentation is included at the end of the press release on the website.

About Wabtec Corporation

Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value- added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort. Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine, and industrial solutions. Based in Wilmerding, PA, Wabtec has approximately 27,000 employees in facilities throughout the world. Visit: www.WabtecCorp.com or www.wabtec.com

News Release

Information about non-GAAP 2019 Financial Guidance and Forward-Looking Statements

Wabtec’s earnings release and 2019 financial guidance mention certain non-GAAP financial performance measures, including adjusted operating margin, EBITDA, adjusted EBITDA, adjusted income from operations and adjusted earnings per diluted share. Wabtec defines EBITDA as income from operations plus depreciation and amortization. While Wabtec believes these are useful supplemental measures for investors, they are not presented in accordance with GAAP. Investors should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, the non-GAAP financial measures included in this presentation have inherent material limitations as performance measures because they add back certain expenses incurred by the company to net income, resulting in those expenses not being taken into account in the applicable financial measure. Because not all companies use identical calculations, Wabtec’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. Included in this release are reconciliation tables that provide details about how adjusted results relate to GAAP results.

This communication contains “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the acquisition by Wabtec of GE Transportation (the “transaction”) and statements regarding Wabtec’s expectations about future sales and earnings. All statements, other than historical facts, including statements regarding the expected benefits of the transaction, including future financial and operating results, the tax consequences of the transaction, and the combined company’s plans, objectives, expectations and intentions; legal, economic and regulatory conditions; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) unexpected costs, charges or expenses resulting from the transaction; (2) uncertainty of the expected financial performance of the combined company following completion of the transaction; (3) failure to realize the anticipated benefits of the transaction, including as a result of integrating GE Transportation into Wabtec; (4) the ability of the combined company to implement its business strategy; (5) difficulties and delays in achieving revenue and cost synergies of the combined company; (6) inability to retain and hire key personnel; (7) evolving legal, regulatory and tax regimes; (8) changes in general economic and/or industry specific conditions, including the impacts of tax and tariff programs, industry consolidation and changes in the financial condition or operating strategies of our customers; (9) changes in the expected timing of projects; (10) a decrease in freight or passenger rail traffic; (11) an increase in manufacturing costs; (12) actions by third parties, including government agencies; and (13) other risk factors as detailed from time to time in Wabtec’s reports filed with the SEC, including Wabtec’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. Any forward-looking statements speak only as of the date of this communication. Wabtec does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contacts

Investors
Tim Wesley
412-825-1543 or twesley@wabtec.com

Media
Deia Campanelli
773-297-0482 or deia.campanelli@wabtec.com

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018 AND 2017
(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	Fourth Quarter 2018	Fourth Quarter 2017	For the Year Ended 2018	For the Year Ended 2017

Net sales	$1,117,876	$1,075,538	$4,363,547	$3,881,756
Cost of sales	(820,851)	(807,098)	(3,129,662)	(2,816,443)
Gross profit	297,025	268,440	1,233,885	1,065,313
Gross profit as a % of Net Sales	26.6%	25.0%	28.3%	27.4%
Selling, general and administrative expenses	(168,047)	(143,764)	(633,244)	(512,552)
Engineering expenses	(25,881)	(23,655)	(87,450)	(95,166)
Amortization expense	(9,641)	(9,477)	(39,754)	(36,516)
Total operating expenses	(203,569)	(176,896)	(760,448)	(644,234)
Operating expenses as a % of Net Sales	18.2%	16.4%	17.4%	16.6%
Income from operations	93,456	91,544	473,437	421,079
Income from operations as a % of Net Sales	8.4%	8.5%	10.8%	10.8%
Interest expense, net	(36,318)	(20,424)	(112,235)	(77,884)
Other income, net	422	3,564	6,380	8,868
Income from operations before income taxes	57,560	74,684	367,582	352,063
Income tax expense	(22,654)	(24,997)	(75,879)	(89,773)
Effective tax rate	39.4%	33.5%	20.6%	25.5%
Net Income	34,906	49,687	291,703	262,290
Less: Net Loss (Gain) attributable to noncontrolling interest	(483)	(739)	3,241	(29)
Net income attributable to Wabtec shareholders	$34,423	$48,948	$294,944	$262,261

Earnings Per Common Share Basic
Net income attributable to Wabtec shareholders	$0.36	$0.51	$3.06	$2.74

Diluted
Net income attributable to Wabtec shareholders	$0.36	$0.51	$3.05	$2.72

Weighted average shares outstanding
Basic	96,324	95,714	95,994	95,453
Diluted	96,674	96,368	96,464	96,125
Segment Information
Freight Net Sales	$380,908	$363,629	$1,564,297	$1,396,588
Freight Income from Operations	$71,442	$68,466	$304,832	$264,277
Freight Operating Margin	18.8%	18.8%	19.5%	18.9%

Transit Net Sales	$736,968	$711,909	$2,799,250	$2,485,168
Transit Income from Operations	$41,145	$32,835	$227,939	$188,218
Transit Operating Margin	5.6%	4.6%	8.1%	7.6%

Backlog Information (Note: 12-month is a sub-set of total)	December 31, 2018	September 30, 2018
Freight Total	$664,656	$607,903
Transit Total	3,816,925	3,959,393
Wabtec Total	$4,481,581	$4,567,296

Freight 12-Month	$503,528	$408,527
Transit 12-Month	1,954,573	1,791,922
Wabtec 12-Month	$2,458,101	$2,200,449

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
In thousands
Cash and cash equivalents	$580,908	$233,401
Restricted cash	1,761,446	-
Receivables, net	1,146,778	1,166,787
Inventories	844,886	742,634
Current assets - other	115,649	122,291
Total current assets	4,449,667	2,265,113
Property, plant and equipment, net	563,737	573,972
Goodwill	2,396,544	2,460,103
Other intangibles, net	1,129,880	1,204,432
Other long term assets	109,406	76,360
Total assets	$8,649,234	$6,579,980
Current liabilities	$1,646,690	$1,573,330
Long-term debt	3,792,774	1,823,303
Long-term liabilities - other	340,695	354,815
Total liabilities	5,780,159	3,751,448
Shareholders' equity	2,865,131	2,808,868
Non-controlling interest	3,944	19,664
Total shareholders' equity	$2,869,075	$2,828,532
Total Liabilities and Shareholders' Equity	$8,649,234	$6,579,980

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2018	2017
In thousands
Net cash provided by operating activities	$314,671	$188,811
Net cash used for investing activities	(147,287)	(1,033,474)
Net cash provided by (used for) financing activities	1,978,111	(97,431)
Effect of changes in currency exchange rates	(36,542)	32,263
Increase (decrease) in cash	2,108,953	(909,831)
Cash, cash equivalents, and restricted cash, beginning of period	233,401	1,143,232
Cash, cash equivalents, and restricted cash, end of period	$2,342,354	$233,401

Set forth below is the calculation of the non-GAAP performance measures included in this press release. We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec's reported results prepared in accordance with GAAP.

Wabtec Corporation
Reconciliation of Reported Results to Adjusted Results
(in millions)	Fourth Quarter 2018 Actual Results
	Gross Profit	Operating Expenses	Income from Operations	Interest & Other Exp	Tax	Net Income	Minority Interest	Wabtec Net Income	EPS
Reported Results	$297.0	$(203.6)	$93.5	$(35.9)	$(22.7)	$34.9	$(0.5)	$34.4	$0.36
Restructuring Costs	15.9	15.2	31.1	-	2.2	33.3	-	33.3	$0.35
GE Transaction Related Costs	-	6.9	6.9	14.5	(4.5)	16.9	-	16.9	$0.17
India GST Costs	-	2.4	2.4	-	(0.5)	1.9	-	1.9	$0.02
Litigation Settlement	-	6.7	6.7	-	(1.4)	5.3	-	5.3	$0.05
UK Pension Settlement	-	-	-	2.9	(0.5)	2.4	-	2.4	$0.02
Adjusted Results	$312.9	$(172.4)	$140.6	$(18.5)	$(27.4)	$94.7	$(0.5)	$94.2	$0.97

Fully Diluted Shares Outstanding									96.7

Wabtec Corporation
Reconciliation of Reported Results to Adjusted Results
(in millions)	Year-to-Date 2018 Actual Results
	Gross Profit	Operating Expenses	Income from Operations	Interest & Other Exp	Tax	Net Income	Minority Interest	Wabtec Net Income	EPS
Reported Results	$1,233.8	$(760.5)	$473.5	$(105.8)	(76.0)	$291.7	$3.3	$294.9	$3.05
Restructuring Costs	17.6	20.3	37.9	-	0.6	38.5	-	38.5	$0.40
GE Transaction Related Costs	-	23.3	23.3	29.3	(11.7)	40.9	-	40.9	$0.42
India GST Costs	-	7.2	7.2	-	(1.6)	5.6	-	5.6	$0.06
Tax adjustment related to 2017 U.S. tax law change	-	-	-	-	(19.5)	(19.5)	-	(19.5)	$(0.20)
Litigation Settlement	-	6.7	6.7	-	(1.4)	5.3	-	5.3	$0.05
UK Pension Settlement	-	-	-	2.9	(0.5)	2.4	-	2.4	$0.02
Adjusted Results	$1,251.4	$(703.0)	$548.6	$(73.6)	$(110.2)	$364.8	$3.3	$368.0	$3.81

Fully Diluted Shares Outstanding									96.5

Set forth below is a reconciliation of the 2019 guidance to the adjusted guidance included in this press release. We believe that the adjusted guidance provides useful supplemental information to assess our forecasted results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec's guidance presented in accordance with GAAP.

Wabtec Corporation
Reconciliation of Guidance to Adjusted Guidance *
(in billions)
	Revenue	Income from Operations	Depreciation & Amortization	EBITDA (Income from Operations plus Depreciation & Amortization)

2019 Guidance	$8.4	$0.9	$0.4	$1.3

Accounting Harmonization	0.1	0.1	-	0.1

One-Time PPA	-	0.1	-	0.1

Transaction Costs	-	0.1	-	0.1

2019 Adjusted Guidance	$8.4	$1.2	$0.4	$1.6

* Net Income and Earnings Per Diluted Share ("EPS") will be impacted by a variety of uncertainties including revisions to purchase price accounting, final transaction costs, and mix of operations affecting accounting harmonization. The Company does not further reconcile Income from Operations to Net Income due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy the foregoing significant items required for the reconciliation. On a GAAP basis, Net Income is estimated to range from $530 million to $565 million, with an EPS range of $3.00 to $3.20. On an adjusted basis, Net Income is estimated to range from $710 million to $740 million, and EPS of $4.00 to $4.20.